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                                                                      EXHIBIT 99
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FOR IMMEDIATE RELEASE                             Contact: Donald J. Radkoski or
May 3, 2004                                           Mary Cusick (614) 491-2225

       BOB EVANS FARMS NAMES HICKS EXECUTIVE VP OF RESTAURANT OPERATIONS;
                        LARRY CORBIN ANNOUNCES RETIREMENT

COLUMBUS, Ohio -- Bob Evans Farms Inc. (Nasdaq: BOBE) today announced that Randy Hicks, a 28-year employee of the company, was appointed executive vice president of the company's restaurant operations. This announcement becomes effective with the July 1, 2004, retirement of Larry Corbin who has been the company's executive responsible for restaurant operations since 1995.

Hicks, 44, will be singularly focused on the day-to-day operations of the company's 558 family casual restaurants. All operations management for the 41,000-employee restaurant business will report to Hicks, and he will chair the segment's executive committee.

"Randy Hicks is a seasoned restaurant executive and has done virtually every job in our restaurants. He has a true commitment to our customers, energy for the work, enthusiasm for the business and the respect of our people," says Stewart Owens, chairman of the board and chief executive officer. "I have tremendous confidence in Randy's leadership skills and his ability to continue to evolve our restaurant business." A 1982 graduate of the Ohio State University with a degree in business, Hicks began working for Bob Evans Farms in 1975 as a seasonal employee when he was a high school student in central Ohio. He joined the company's management trainee program in 1982 and became a general manager five years later. Hicks was promoted to area director with responsibility for six of the company's restaurants in 1989, followed by a vice president, regional director of operations position in 1994 with responsibility for approximately 60 of the company's restaurants. He was promoted to senior vice president of operations in January 2003, the position in which he has worked until now.

Corbin, 62, has led the restaurant team at Bob Evans as its executive vice president since 1995. He holds a seat on the National Restaurant Association Board of Directors and is a 2004 recipient of the International Foodservice Manufacturer's Association Silver Plate Award for his contributions to the industry and professional excellence. He will continue to serve as a member of the board of directors for Bob Evans Farms.

"Larry has been a significant contributor to our restaurant business since he managed our very first restaurant on the Bob Evans Farm in 1962," says Owens. "His ability to motivate people, mentor them and at the same time manage the details of our business has earned him phenomenal respect from our employees and business partners alike. Although his daily presence will be missed, he has left a legacy of leadership for our company.

Bob Evans Farms Inc. owns and operates 558 full-service, family restaurants in 22 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and other homestyle convenience food items under the Bob Evans and Owens brand names, which are available in 30 states. For more information about Bob Evans Farms Inc., visit the company's Web site at www.bobevans.com.



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